Board of Directors
Symetra Life Insurance Company

Directors:

I have acted as counsel to Symetra Life Insurance Company (the “Company”) in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-4 for the Individual Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, Symetra Separate Account C. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.	Symetra Life Insurance Company is a validly existing stock life insurance company of the state of Iowa.

2.	Symetra Separate Account C is a separate investment account of Symetra Life Insurance Company validly existing pursuant to the Iowa insurance laws and regulations thereunder.

3.
All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and, when such Contracts are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

4.
Upon the acceptance of the purchase payments made by a prospective Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully paid, non-assessable Contract.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

Jacqueline M. Veneziani
Vice President and Associate General Counsel